FORM OF EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of March 31, 1998, is between EFTC CORPORATION, a Colorado corporation ("Parent"), and ________________ ("Employee").


                                    RECITALS

         A.  Parent  has  acquired  RM   Electronics,   Inc.,  a  New  Hampshire
corporation ("Target"), pursuant to the Agreement and Plan of Reorganization, dated as of March 31, 1998 among Parent and Target and RM Electronics Acquisitions Corporation.

     B. Employee is a member of the leadership team of Target and has been offered and accepted employment with Parent. This Agreement sets forth the terms on which Parent employs Employee.


                                    AGREEMENT

         NOW,  THEREFORE,  in  consideration  of  the  foregoing,   and  of  the
representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


     a. Definitions. The following terms shall have the following meanings as used in this Agreement.

                  "Base Salary" has the meaning set forth in Section 3(a).

                  "Company" means Parent, its successors and assigns, and any of its present or future subsidiaries, and persons controlled by, controlling or under common control with it.

                  "Employee" has the meaning set forth in the opening statement to this Agreement.

                  "Expiration Date" has the meaning set forth in Section 4.

                  "Inventions" mean inventions, discoveries, trade secrets, concepts and ideas, whether patentable, based on or comprising Proprietary Information, made or conceived (regardless of when actually made or implemented) by Employee, whether during the hours of his engagement or with the use or assistance of the Company's facilities, materials or personnel, either solely or jointly with others, and during the term of this Agreement or any extension hereof. Inventions shall include products, processes, devices, methods, apparatuses, designs, formulas, techniques, programs, computer software as well as improvement thereof or know-how related thereto, but shall exclude other inventions of Employee that Employee establishes, by

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competent proof, are neither derived from or made in connection with Proprietary
Information nor developed for the Company.

                  "Parent" has the meaning set forth in the opening statement to this Agreement.

                  "Participate In" means directly or indirectly, for his own benefit or for, with or through any other person or entity, own, manage, operate, control, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in.

                  "Proprietary Information" means information disclosed to or known or developed by Employee about the Company's plans, strategies, prospects, products, processes and services, including information and materials relating to the Company's products, manufacturing procedures and techniques and information relating to the Company's research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising and selling, but excluding information that Employee establishes, by competent proof, (i) was known, other than under an obligation of confidentiality or binder of secrecy, to Employee prior to his engagement by the Company; (ii) has passed into the public domain prior to or after its development by or for the Company other than through acts or omissions attributable to Employee; or (iii) was subsequently obtained other than under an obligation of confidentiality or binder of secrecy from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

     b. Employment; Capacity; Duties; Reporting Structure; Location. The Company will employ Employee as its General Manager of Personal Electronics or in such other Employee capacity of comparable responsibility as the Company determines. During his employment by the Company, Employee will perform the duties and bear the responsibilities commensurate with his position and will serve the Company faithfully and to the best of his ability. Employee will substantially all of his working time, attention and energies to the business of the Company. Except as may be required by law, Employee will not take any actions or make any statements that discredit the Company or its products or services. Except for his involvement in personal investments, provided such involvement does not require any significant services on his part, Employee will not engage in any other business activity or activities that require significant personal services by Employee or that, in the Company's reasonable business judgment, may conflict with the proper performance of Employee's duties hereunder. Employee's supervisor will be, and Employee will report directly to, the Company's Chief Executive Officer, currently Jack Calderon, or any other officer of the Company that the Chief Executive Officer may designate. Employee initially will be based at the Company's facilities in New Hampshire. The Company may relocate Employee to other facilities of the Company during the term of this Agreement only within a reasonable commuting distance of Employee's New Hampshire residence.

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     c. Base Salary; Bonuses; Benefits; Equity Incentives: Sick Leave; Vacation;
Expenses.

                  (a) As compensation for all services rendered by Employee, the Company will pay Employee a salary of $125,000 per year ("Base Salary"), prorated for any portion of a year, payable in arrears in the same manner as the Company customarily pays the salaries of its employees.

                  (b) Employee will be eligible to be considered for bonuses under the Management Bonus Plan established by the Compensation Committee of the Board of Directors of the Company. If a bonus is so awarded and has not been paid prior to termination or expiration of this Agreement (other than in connection with a termination under Section 5(c) or 5(d)), the Company will pay to Employee, within 90 days after the end of the calendar year in which such termination or expiration occurs, a proportionate part of the bonus so awarded based on the number of days elapsed during the calendar year in which such termination or expiration occurs from January 1 of such year through and including the date termination or expiration occurs.

                  (c) In addition to Base Salary, the Company will provide Employee with the benefits of such insurance plans, hospitalization plans, pension or profit sharing plans and other employee fringe benefit plans as are customarily provided to employees of the Company and for which Employee is eligible under the terms of such plans. Nothing in this Agreement shall require the Company to adopt or maintain any such plan.

                  (d) In addition to the stock options the Company has awarded Employee on or before the date hereof, the Company also may award or grant Employee such stock options and other equity incentives as are approved by the Company in its sole discretion. Nothing in this Agreement shall require the Company to establish an equity incentive program or confer on Employee any right to receive any stock option or other equity incentive not awarded on or before the date hereof.

                  (e) The Company will reimburse Employee for the reasonable out-of-pocket expenses incurred by Employee at the request of the Company in the performance of his duties under this Agreement and such other expenses as may be approved by the Company, in each case upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

         d. Term. This Agreement shall be effective on the date hereof and, unless earlier terminated in accordance Section 5, shall expire two years from the date hereof (the "Expiration Date"). If this Agreement terminates or expires, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto, except as otherwise provided herein, including the payment of accrued Base Salary and benefits, if any, and except the provisions of this

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                  Section 4 and  Sections  6, 7, 8, 9 and 10 will remain in full force and effect and survive any termination or expiration of this Agreement.

         e.       Termination.

                  (a) If Employee dies, the Company will pay his estate the compensation that would otherwise have been payable to him for the month in which his death occurs, and this Agreement will be deemed terminated on the last day of such month.

                  (b) If Employee is prevented from performing his duties by reason of illness or incapacity for a continuous period of 120 days, the Company may terminate this Agreement by notice to Employee or his duly appointed legal representative. For purposes of this Section 5(b), a period of illness or incapacity will be deemed to have occurred for a "continuous" period of 120 days notwithstanding Employee's performance of his duties during a single period of less than 15 continuous days during such 120 day period.

                  (c) The Company may terminate this Agreement at any time, with cause, by giving written notice of termination to Employee. For purposes of this Agreement, "cause" means any one or more of the following: (i) gross negligence or willful misconduct that is materially injurious to the Company; (ii) conduct that would constitute a felony or other crime of moral turpitude where committed; (iii) material failure to perform assigned services and duties under this Agreement, which failure continues for at least 30 days after notice in writing thereof is given by the Company; or (iv) breach or threatened breach by Employee of any provision of Section 6, 7 or 8.

                  (d) The Company may terminate this Agreement at any time, without cause, by giving written notice of termination to Employee. In such event Employee shall be entitled to receive (i) a severance payment equal to the amount of Base Salary that he would have received pursuant to Section 3(a) for the period through the remainder of the term of this Agreement under Section 4 and (ii) a continuation of benefits as specified in Section 3(b) for such period. Any payment pursuant to this Section 5(d) will be paid in equal monthly installments over such period. Notwithstanding anything in the foregoing to the contrary, Employee will not be entitled to any severance payment until he has executed and delivered to the Company a release, in form and substance reasonably satisfactory to the Company, fully releasing the Company (and its officers, directors, shareholders, employees and agents) from any claim or cause of action that Employee may have against the Company or such other persons relating in any way to this Agreement, Employee's employment by the Company or any other aspect of Employee's relationship with the Company, through the date of such release (other than compensation accrued but unpaid through the date of such termination and other amounts owed to Employee prior to such termination). The release will be signed at such times as are reasonably requested by the Company in order for the release to be fully effective under state and federal age discrimination laws and other laws that may impose similar requirements, and will prohibit Employee from making any communications or taking other acts that may injure the business, goodwill or reputation of the Company or its officers, directors, shareholders, employees or agents. The Company will then begin making severance payments, including severance

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payments accrued during any revocation period set forth in the release,  at such time as such revocation period will have expired.

         f.       Non-Disclosure of Information.

                  (a) Except as specifically permitted by the Company in writing and as is required for Employee to perform his services and duties hereunder, Employee will not, during or prior to two years after the term of this Agreement, disclose any Proprietary Information to any person or entity for any purpose or use or permit the use of any Proprietary Information. In addition, Employee will not, during and for two years after the termination or expiration hereof, undertake on behalf of any other person or entity any commercial project, employment or consultancy that would result in use or disclosure of Proprietary Information unless the Company shall have consented in writing to such undertaking, employment or consultancy. The Company, in its sole discretion, may require that Employee and any person or entity proposing to engage Employee in such a capacity provide appropriate written assurances regarding the avoidance of any such conflict.

                  (b) Upon the termination or expiration of this Agreement, Employee will deliver to the Company all notes, letters, prints, drawings, records, forms, contracts, studies, reports, appraisals, financial data, lists of names or other customer data, and any other articles or papers, computer tapes and materials that have come into his possession by reason of his engagement by the Company, whether prepared by him, and he will not retain memoranda or copies of any of those items.

                  (c) Employee acknowledges that Proprietary Information of the Company is unique and a valuable asset of the Company, the loss or unauthorized disclosure or use of which would cause the Company irreparable harm.

         g.       Inventions.

                  (a) Employee hereby assigns and agrees to assign to the Company, or to any person or entity designated by the Company, without royalty or other consideration to Employee therefor other than the compensation set forth in this Agreement, all of his right, title and interest in and to all Inventions, to applications for United States of America and foreign letters patent and United States of America and foreign letters patent granted upon Inventions, and to all material related thereto subject to copyright. Employee further acknowledges that all copyrightable materials developed or produced by Employee within the scope of his engagement by the Company constitute works made for hire.

                  (b) Employee will communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Invention.

     (c) At the request of the Company, Employee will do all acts necessary or appropriate to secure for the Company the full benefits of each Invention, and otherwise to carry

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into full force and effect the assignment  contained in Section 7(c).  Such acts may include, giving testimony in support of Employee's inventorship and promptly executing and delivering to the Company such papers, instruments and documents, without expense to Employee, as may be appropriate in the Company's opinion to apply for, secure, maintain, reissue, extend or defend the Company's worldwide rights in Inventions or in any or all United States of America and foreign letters patent.

         h.       Covenants Not to Compete or Interfere.

                  (a) In view of the unique and valuable services that Employee has been engaged to render to the Company and Employee's current and future knowledge of the Company's Proprietary Information, Employee will not, (i) during the term hereof and (ii) for one year after the termination or expiration hereof (or, if this Agreement is terminated under Section 5(d) and Employee receives severance payments, for one year after the period during which such severance payments are made), Participate In the electronic contract manufacturing business or any other business the Employee has Participated In and in which the Company is engaged, or has taken material steps to be engaged, at the time of such termination or expiration. Notwithstanding the foregoing, Employee will not be deemed to Participate In a business merely because he owns less than 5% of the outstanding stock of a corporation (measured in voting power or equity), if, at the time of its acquisition by Employee, such stock is listed on a national securities exchange or is reported on the Nasdaq National Market.

                  (b) During the period specified in Section 8(a) and in no event less than one year after any termination or expiration of this Agreement, Employee will not (i) directly or indirectly cause or attempt to cause any employee of the Company to leave the employ of the Company; (ii) in any way interfere with the relationship between the Company and any of its employees, customers or suppliers; (iii) directly or indirectly hire any employee of the Company (other than former employees who ceased to be employed by the Company at least six months prior to the date of hire) to work for any entity of which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity or other financial interest; or (iv) interfere or attempt to interfere with any transaction in which the Company was involved during the term of this Agreement.

                  (c) If any restriction contained in this Section 8 is deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction by reason of its duration, geographical scope or otherwise, then such provision will be deemed reduced in extent, duration, geographical scope or otherwise by the minimum reduction necessary to cause the restriction to be enforceable.

         i. Injunctive Relief. Employee acknowledges that the breach or threatened breach by Employee of any of the provisions of
                  Section 6, 7 or 8 would cause the Company irreparable harm. Upon the breach or threatened breach of any of the provisions of Section 6, 7 or 8, the Company will be entitled to an injunction, without bond, restraining Employee from committing such breach. This right shall not be construed to limit the Company's ability to obtain any other remedies

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available to it for such breach or threatened breach,  including the recovery of damages.

         j.       General Provisions.

                  (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

                  (b) This  Agreement  shall be  governed  by and  construed  in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof). Except as otherwise provided herein, in the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Except as otherwise provided herein, the parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  (c) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties hereto at the following address or at such other address for a party hereto as shall be specified by notice hereunder:

                           (i)      if to the Company, to:

                                    EFTC Corporation
                                    9351 Grant Street
                                    Denver, Colorado 80229
                                    Attention:  Stuart W. Fuhlendorf
                                    Facsimile No.:  (303) 280-8358


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                                    with a copy to:

                                    Holme Roberts & Owen LLP
                                    1700 Lincoln, Suite 4100
                                    Denver, Colorado 80203
                                    Attention:  Francis R. Wheeler
                                    Facsimile No.: (303) 866-0200

                           (ii)     If to Employee:

                                    ===================
                                    -------------------

                  (d) Except as otherwise provided herein, neither party hereto may assign its rights or delegate its obligations under this Agreement. The Company may assign its rights and delegate its obligations under this Agreement to any affiliate of the Company or to any person or entity that acquires all or substantially all of the business of the Company whether through merger, purchase of assets, purchase of stock or otherwise. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, and permitted successors and assigns.

                  (e) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof

     (f) This Agreement may be amended or modified in writing by the parties hereto.

                  (g) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                  (h) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

                  (i) In the event of any proceeding to enforce this Agreement, the prevailing party shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the

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prevailing party in investigating  and prosecuting (or defending) such action at trial or upon any appeal.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first written above.

                                     Parent:

                                                     EFTC CORPORATION



                                                     By:      /s/ Jack Calderon


                                    Employee:


                                                     [Raymond Marshall]
                                                     [Robert Monaco]



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